Exhibit 99.1

           Temecula Valley Bancorp Elects George Cossolias to the Company's Board of Directors

    TEMECULA, Calif.--(BUSINESS WIRE)--July 7, 2004--Temecula Valley Bancorp (OTCBB:TMCV) announced the election of George Cossolias to the company's Board of Directors and its principal subsidiary, Temecula Valley Bank. Cossolias is currently the owner of Cossolias and Co., a CPA firm headquartered in San Diego that specializes in income tax consulting and preparation. "We are extremely pleased to welcome George Cossolias to the Temecula Valley Bancorp Board of Directors," said Stephen H. Wacknitz, President, CEO and Chairman of the Board. "George's leadership in the business community combined with his considerable financial experience make him a valuable addition to an already strong Board."
    Mr. Cossolias holds a bachelor degree in accounting from San Diego State University and brings over 32 years of CPA expertise to the Board. Cossolias has also served on several non-profit and privately held company boards throughout his career in San Diego.
    Temecula Valley Bank was established in 1996 and operates full service offices in Temecula, Murrieta, Fallbrook, Escondido, Rancho Bernardo and El Cajon. Temecula Valley Bancorp was established in June 2002 and operates as a one-bank holding company for Temecula Valley Bank. As a Preferred Lender (PLP) since 1998, the locally owned and operated bank also has SBA loan production offices in Sherman Oaks, CA, Fresno, CA, Chico, CA, Sacramento, CA, Anaheim Hills, CA, Irvine, CA, Bellevue, WA, Gurnee, IL, Ocean City, NJ, Cleveland, OH, Tampa/St. Petersburg, FL, Coral Springs, FL, Jacksonville, FL, and Cumming, GA. The Bancorp's common stock is traded over the counter with the stock symbol TMCV.OB and the banks' Internet website can be reached at www.temvalbank.com.


    CONTACT: Temecula Valley Bank
             Stephen H. Wacknitz, 909-694-9940